                                                                  EXHIBIT 2.08

                          SECOND EXTENSION AGREEMENT

     THIS SECOND EXTENSION AGREEMENT (this "Extension") is executed effective December 15, 1999, by and between Colorsmart.com, Inc., a Nevada corporation ("Colorsmart.com") and Donovan J. McNamee, Jr. and Pamela M. McNamee who are residents of Nashville, Tennessee (together, the "Shareholders").

                               R E C I T A L S

     WHEREAS, on June 23, 1999, the Shareholders and Colorsmart.com entered into that certain agreement (the "Stock Purchase Agreement") under the terms of which the Shareholders agreed to sell and convey, and Colorsmart.com agreed to purchase and receive, all of the Shareholders' shares of capital stock in Display Arts Inc., a Tennessee Corporation, under terms therein provided (the "Stock Sale");

     WHEREAS, pursuant to Section 2.01 of the Stock Purchase Agreement, the Closing of the Stock Sale was to occur on October 1, 1999;

     WHEREAS, pursuant to an Extension Agreement executed by the parties effective October 1, 1999, the Closing of the Stock Sale was extended to December 15, 1999; and

     WHEREAS, the parties desire to extend further the Closing of the Stock Sale as herein provided.

     NOW, THEREFORE, in consideration of the premises and their mutual agreement, the parties agree as follows:

     1. CLOSING DATE. Section 2.01 of the Stock Purchase Agreement, as amended, is rescinded in its entirety and from and after the effective date hereof Section 2.01 shall be as follows:

         2.01 CLOSING DATE. The closing of the purchase and sale of the Display Arts Stock hereunder (the "Closing") shall be held at the offices of Display Arts' attorney, D. Jefferson Herring, at 12:00 noon on January 31, 2000, or at such other time and place upon which Colorsmart.com and the Shareholders may agree in writing (the "Closing Date"). The parties may by written agreement extend the Closing to a subsequent date and time.

     2. TERMINATION OF AGREEMENT. Section 2.03C of the Stock Purchase Agreement, as amended, is rescinded in its entirety and from and after the effective date hereof Section 2.03C shall be as follows:

          C. TERMINATION OF AGREEMENT. Notwithstanding anything herein to the contrary, it is a material condition of this Agreement that unless the Closing occurs on or before 12:00 o'clock noon, January 31, 2000 (the "Termination Date"), this Agreement shall be rescinded in its entirety and thereafter each of the parties shall have no further obligation to the other party, including reimbursement of any expenses incurred by such other party in connection with this Agreement, with the exception of the provisions hereunder concerning the return of confidential information and the ongoing obligations recited hereunder imposed upon the parties not to disclose such confidential information. The parties may by written agreement extend the Termination Date. TIME IS OF THE ESSENCE WITH RESPECT TO THE PROVISIONS OF THIS SUBSECTION 2.03C.

     WITNESS the due execution of this Extension by the parties hereto as of the date first set forth above.


                                     Colorsmart.com, Inc.

  /s/ S. R. Finchum                  By: /s/ Roger D. Finchum, Sr.
---------------------                    ---------------------------
Witness                                  Roger D. Finchum, Sr.
                                         Chairman of the Board and
                                         Chief Executive Officer


                                     Shareholders:

  /s/ illegible                       /s/ Donovan J. McNamee, Jr.
---------------------                --------------------------------
Witness                              Donovan J. McNamee, Jr.


  /s/ illegible                       /s/ Pamela M. McNamee
---------------------                --------------------------------
Witness                              Pamela M. McNamee



                                  -2-